Exhibit 99
Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

FIRST QUARTER FINANCIAL RESULTS

BOSTON (April 24, 2025) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the first quarter ended March 29, 2025. Key results were:

First Quarter 2025 Summary:

•
Depletions decreased 1% and shipments increased 5.3%
•
Net revenue of $453.9 million increased 6.5%
•
Gross margin of 48.3% up 460 basis points year over year
•
Net income of $24.4 million, an increase of $11.8 million or 93.8% year over year
•
Diluted income per share of $2.16, an increase of 108% year over year

Capital Structure

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Ended the first quarter with $152.5 million in cash and no debt
•
Repurchased $61 million in shares from December 30, 2024 to April 18, 2025

“Our business remained resilient despite subdued category trends,” said Chairman and Founder Jim Koch. “While the external environment remains dynamic, we have a diversified portfolio of iconic brands, strong innovation pipeline and the best sales force in beer. Our strong balance sheet fuels our 2025 incremental brand investments and enables us to return cash to shareholders with $61 million repurchased year to date.”

“Our first quarter performance reflects a solid start to the year as we increased our market share and significantly expanded gross margin,” said President and CEO Michael Spillane. “As the macroeconomic climate continues to be challenging, we remain focused on executing our strong operating plans for the summer season, across our core brands and our recently introduced innovations, supported in both cases by targeted advertising investment.”

Details of the results were as follows:

First Quarter 2025 (13 weeks ended March 29, 2025) Summary of Results

Depletions for the first quarter decreased 1% compared to the first quarter of the prior year. Shipment volume for the quarter was approximately 1.7 million barrels, a 5.3% increase compared to the first quarter of the prior year, primarily due to increases in Sun Cruiser, Hard Mountain Dew and Twisted Tea brands partially offset by declines in the Truly brand.

The Company believes distributor inventory as of March 29, 2025 was at an appropriate level for each of its brands and averaged approximately five weeks on hand compared to four weeks on hand at the end of the fourth quarter of 2024 and four and a half weeks at the end of the first quarter of 2024.

Revenue for the quarter increased 6.5% due to volume increases and pricing.

Gross margin of 48.3% increased from the 43.7% margin realized in the first quarter of 2024, or an increase of 460 basis points year over year. Gross margin primarily benefited from price increases, procurement savings, and lower brewery processing costs per barrel due to higher volumes and improved brewery efficiencies partially offset by inflationary costs.

The first quarter gross margin of 48.3% includes $0.8 million of shortfall fees which negatively impacted gross margin by approximately 17 basis points on an absolute basis and non-cash expense of third-party production pre-payments of $2.6 million that negatively impacted gross margins by approximately 57 basis points on an absolute basis.

Advertising, promotional and selling expenses for the first quarter of 2025 increased $17.3 million or 14.3% from the first quarter of 2024, primarily due to increased investments in media and local marketing.

General and administrative expenses decreased by $2.4 million or 4.8% from the first quarter of 2024, primarily due to Chief Executive Officer transition costs incurred in the first quarter of 2024.

The Company’s effective tax rate for the first quarter was 31.9% compared to 33.0% in the prior year. The lower rate in the first quarter of 2025 was due to a decrease in the negative impact of non-deductible stock compensation expense.

The Company expects that its March 29, 2025 cash balance of $152.5 million, together with its projected future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 13-week period ended March 29, 2025 and the period from March 31, 2025 through April 18, 2025, the Company repurchased shares of its Class A Common Stock in the amounts of $49.2 million and $11.3 million, respectively, for a total of $60.5 million year to date. As of April 18, 2025, the Company had approximately $367 million remaining on the $1.6 billion share buyback expenditure limit set by the Board of Directors.

Depletions Estimate

Year-to-date depletions through the 16-week period ended April 18, 2025 are estimated by the Company to have decreased approximately 1% from the comparable period in 2024.

Full-Year 2025 Projections

Exclusive of the estimated impact of tariffs, the Company is reiterating its full year financial guidance communicated in its February 25, 2025 Earnings Release. The Company’s projections in the table below do not include any impact from tariffs. Based on the information currently available and tariff programs announced to date, the Company estimates tariffs will have an unfavorable cost impact for the full year 2025 of approximately $20 to $30 million or $1.25 to $1.90 earnings per diluted share. These estimates include an unfavorable gross margin impact of between 50 to 100 basis points.

The Company’s actual 2025 results could vary significantly from the current projection and are highly sensitive to changes in volume projections, supply chain performance, inflationary impacts and the impact of tariffs.

Full Year 2025	Current Guidance
Depletions and Shipments Percentage Change	Down low single digit to up low single digit
Price Increases	1% to 2%
Gross Margin	45% to 47%
Advertising, Promotion, and Selling Expense Year Over Year Change ($ million)	$30 to $50
Effective Tax Rate	29% to 30%
GAAP EPS	$8.00 to $10.50
Capital Spending ($ million)	$90 to $110

Underlying the Company's current 2025 projections are the following full-year estimates and targets:

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The Company’s business is seasonal, with the first quarter and fourth quarter being lower volume quarters and the fourth quarter typically the lowest absolute gross margin rate of the year.
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The Company currently estimates that shipment trends will be above depletion trends in the second quarter, with second quarter year over year shipment growth lower than the first quarter.
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The Company expects that the trend of shipments exceeding depletions will reverse in the second half of the year, primarily in the third quarter.
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During full year 2025, the Company continues to estimate that shortfall fees will negatively impact gross margin by 60 to 80 basis points and non-cash expense of third-party production pre-payments will negatively impact gross margins by 40 to 60 basis points.
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The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors.
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The dollar increases in advertising, selling and promotional expense are expected to occur primarily in the first half of the year.
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The benefit of lapping CEO transition costs incurred in 2024 is currently expected to be offset by an increase in estimated incentive compensation at target for 2025 compared to 2024 achievement.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 28, 2024 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Sun Cruiser, Truly Hard Seltzer, Twisted Tea Hard Iced Tea, and Samuel Adams. We have taprooms and hospitality locations in California, Delaware, Massachusetts, New York and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Thursday, April 24, 2025

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended
	March 29, 2025	March 30, 2024
Revenue	$481,357	$452,208
Less excise taxes	27,490	26,156
Net revenue	453,867	426,052
Cost of goods sold	234,604	239,704
Gross profit	219,263	186,348
Operating expenses:
Advertising, promotional, and selling expenses	137,535	120,275
General and administrative expenses	47,952	50,384
Impairment of brewery assets	—	335
Total operating expenses	185,487	170,994
Operating income	33,776	15,354
Other income, net:
Interest income, net	2,331	3,493
Other expense, net	(264)	(38)
Total other income, net	2,067	3,455
Income before income tax provision	35,843	18,809
Income tax provision	11,431	6,212
Net income	$24,412	$12,597
Net income per common share – basic	$2.16	$1.05
Net income per common share – diluted	$2.16	$1.04
Weighted-average number of common shares – basic	11,277	12,054
Weighted-average number of common shares – diluted	11,259	12,055
Net income	$24,412	$12,597
Other comprehensive income (loss):
Foreign currency translation adjustment	149	(162)
Total other comprehensive income (loss)	149	(162)
Comprehensive income	$24,561	$12,435

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	March 29, 2025	December 28, 2024
Assets
Current Assets:
Cash and cash equivalents	$152,454	$211,819
Accounts receivable	87,705	61,423
Inventories	145,256	117,159
Prepaid expenses and other current assets	28,834	20,209
Income tax receivable	99	6,681
Total current assets	414,348	417,291
Property, plant, and equipment, net	603,581	616,242
Operating right-of-use assets	38,998	27,837
Goodwill	112,529	112,529
Intangible assets, net	16,023	16,446
Third-party production prepayments	11,898	14,473
Note receivable	16,753	16,738
Other assets	26,094	28,462
Total assets	$1,240,224	$1,250,018
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$110,088	$87,276
Accrued expenses and other current liabilities	118,989	138,618
Current operating lease liabilities	12,120	5,735
Total current liabilities	241,197	231,629
Deferred income taxes, net	63,216	65,803
Non-current operating lease liabilities	34,730	30,205
Other liabilities	4,071	6,194
Total liabilities	343,214	333,831
Commitments and Contingencies
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 9,093,500 and 9,263,198 issued and outstanding as of March 29, 2025 and December 28, 2024 respectively	91	93
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 issued and outstanding at March 29, 2025 and December 28, 2024	21	21
Additional paid-in capital	682,334	676,454
Accumulated other comprehensive loss	(547)	(696)
Retained earnings	215,111	240,315
Total stockholders' equity	897,010	916,187
Total liabilities and stockholders' equity	$1,240,224	$1,250,018

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Thirteen weeks ended
	March 29, 2025	March 30, 2024
Cash flows provided by (used in) operating activities:
Net income	$24,412	$12,597
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	22,814	23,404
Impairment of brewery assets	—	335
Gain on sale of property, plant, and equipment	(42)	(23)
Change in right-of-use assets	(11,161)	1,915
Stock-based compensation expense	5,870	7,127
Deferred income taxes	(2,587)	(11)
Other non-cash expense	120	99
Changes in operating assets and liabilities:
Accounts receivable	(26,402)	(6,304)
Inventories	(26,827)	(29,342)
Prepaid expenses, income tax receivable, and other current assets	(1,848)	(5,503)
Third-party production prepayments	2,575	2,919
Other assets	888	1,262
Accounts payable	23,004	11,352
Accrued expenses, income taxes payable and other liabilities	(19,788)	(22,356)
Operating lease liabilities	10,911	(2,355)
Net cash provided by (used in) operating activities	1,939	(4,884)
Cash flows used in investing activities:
Cash paid for note receivable	—	(20,000)
Purchases of property, plant, and equipment	(9,921)	(15,737)
Proceeds from disposal of property, plant, and equipment	42	23
Net cash used in investing activities	(9,879)	(35,714)
Cash flows used in financing activities:
Repurchases and retirement of Class A common stock	(49,394)	(49,967)
Proceeds from exercise of stock options and sale of investment shares	446	479
Cash paid on finance leases	(420)	(557)
Payment of tax withholding on stock-based payment awards and investment shares	(2,057)	(2,404)
Net cash used in financing activities	(51,425)	(52,449)
Change in cash and cash equivalents	(59,365)	(93,047)
Cash and cash equivalents at beginning of period	211,819	298,491
Cash and cash equivalents at end of period	$152,454	$205,444

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available at www.bostonbeer.com